Exhibit 99.1

Community Bankers Trust Corporation Announces

Early Termination of FDIC Shared-Loss Arrangement

September 10, 2015 (Richmond, Virginia) – Community Bankers Trust Corporation (NASDAQ: ESXB) announced today that its wholly owned subsidiary, Essex Bank (the “Bank”), has entered into an agreement with the Federal Deposit Insurance Corporation (the “FDIC”) that terminates its only shared-loss arrangement with the FDIC. Under the agreement, the FDIC paid $3.1 million to the Bank as consideration for the early termination of the shared-loss arrangement. The Bank entered into the arrangement with the FDIC in connection with its acquisition of loans and real estate assets, following the failure of Suburban Federal Savings Bank in Maryland, in an FDIC-assisted acquisition in 2009.

The early termination will result in a one-time after-tax charge of approximately $8.0 million during the third quarter of 2015, resulting from the write-off of the remaining indemnification asset and FDIC receivable, which was $16.8 million at June 30, 2015, and offset by the FDIC’s payment. In addition, the early termination eliminates the FDIC indemnification asset amortization expense, which totaled $5.8 million for the year ended December 31, 2014 and $2.4 million for the six months ended June 30, 2015.

Rex L. Smith, III, President and Chief Executive Officer of the Company and the Bank, commented, “We have worked closely with the FDIC in order to reach a mutually beneficial conclusion to our partnership. We view this transaction as a prudent capital management decision because the immediate reduction in costs will have an earn-back period of less than two years. Additional benefits will include the elimination of administrative costs, greater financial transparency and strategic flexibility. This transaction will put us on a path to comparing favorably with our high performing peers on an earnings per share basis.”

All rights and obligations of the parties under the shared-loss arrangement will be eliminated under the termination agreement. The termination of the shared-loss arrangement will not have an impact on the yields for the loans that the arrangement previously covered. The Bank will now recognize entirely all future charge-offs, recoveries, gains, losses and expenses related to the former covered assets, as the FDIC will no longer be sharing in such amounts.  While the Bank expects that its future earnings will be positively impacted by recovering amounts greater than the carrying value of the previously covered assets, such earnings could also be negatively impacted by the recognition of losses and expenses that would have otherwise been covered.

The shared-loss arrangement had been reflected in two separate agreements. Reimbursements for losses under the agreement relating to other covered assets were made quarterly through March 2014, when that agreement expired, although the Bank would have been required to reimburse the FDIC for recoveries of previously reimbursed loss events related to these assets until March 2017. Reimbursements for losses under the agreement relating to single family, residential 1-4 family mortgage assets were to have been made quarterly through March 2019 for losses incurred through January 2019.

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About Community Bankers Trust Corporation and Essex Bank

Community Bankers Trust Corporation is the holding company for Essex Bank, a Virginia state bank with 22 full-service offices, 15 of which are in Virginia and seven of which are in Maryland. The Bank also operates two loan production offices in Virginia.

Additional information on the Bank is available on the Bank’s website at www.essexbank.com. For information on Community Bankers Trust Corporation, please visit its website at www.cbtrustcorp.com.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations, performance, future strategy and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: the quality or composition of the Company’s loan or investment portfolios, including collateral values and the repayment abilities of borrowers and issuers; assumptions that underlie the Company’s allowance for loan losses; general economic and market conditions, either nationally or in the Company’s market areas; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the demand for deposit, loan and investment products and other financial services; the demand, development and acceptance of new products and services; the performance of vendors or other parties with which the Company does business; time and costs associated with de novo branching, acquisitions, dispositions and similar transactions; the realization of gains and expense savings from acquisitions, dispositions and similar transactions; assumptions and estimates that underlie the accounting for loan pools under the shared-loss agreements; consumer profiles and spending and savings habits; levels of fraud in the banking industry; the impact of attempted cyber-attacks in the banking industry; the securities and credit markets; costs associated with the integration of banking and other internal operations; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.

Contact: John M. Oakey, III
Community Bankers Trust Corporation
804-934-9999